Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686 (“Verisk”), and Mark Anquillare (the “Executive”). Verisk and the Executive are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.”

WHEREAS, Executive is currently serving as President and Chief Operating Officer of Verisk; and

WHEREAS, Executive and Verisk have agreed that Executive will separate from Verisk in accordance with the Verisk Analytics, Inc. Senior Executive Severance Benefits Plan and the other terms set forth herein.

NOW, THEREFORE, in exchange for their mutual promises, the Parties agree as follows:

1. Separation.

a. Last Day of Employment. Executive’s last day of employment will be January 15, 2023 (“Separation Date”), provided that from December 31, 2022 until the Separation Date, Executive shall take approved leave of absence during which period Executive shall remain actively employed by Verisk but shall not be required to provide services. Effective on the Separation Date (or such earlier date as determined by Verisk), Executive will resign from any advisory, director or officer positions taken as part of his employment responsibilities at Verisk. Executive agrees to execute any documents as necessary or desirable to affect any such resignations. Notwithstanding anything expressed in or implied from anything set forth in this Agreement, or any Verisk employee benefit plan, agreement, policy or practice (each of the foregoing a “Verisk Plan”), Executive’s taking the approved leave of absence noted above shall not result in any loss, limitation or diminution of any compensation, interest, benefit, vesting or accrual of any kind pursuant to any Verisk Plan, including without limitation any related to equity compensation, deferral, retirement, insurance benefit, vesting, interest or entitlement.

b. Consideration. In consideration of and contingent on Executive’s execution of this Agreement (including the waiver and release of claims set forth in Section 2 hereof (the “First Release”)) and, no sooner than the Separation Date and no later than twenty one (21) days following the Separation Date, a second waiver and release of claims attached as Exhibit A attached hereto (the “Second Release”), without revocation in accordance with the terms therein (the date that the Second Release becomes effective and irrevocable in accordance with its terms, the “Release Effective Date”), and Executive’s fulfillment of the other terms and conditions of this Agreement that may, by their terms, be fulfilled prior to the applicable payment date set forth in Exhibit B attached hereto, Executive will receive the compensation and benefits set forth in such Exhibit B. Notwithstanding anything expressed in or implied from anything set forth in this Agreement, including without limitation the provisions of this Section 1.b, Executive will receive all of the compensation and benefits set forth in Exhibit B attached hereto in such amounts noted thereon no later than the dates to be calculated in accordance with the column of Exhibit B entitled “Timing of Payment/Benefit,” subject to Executive’s compliance with the terms of this Agreement up to and including the applicable payment time.

c. Long-Term Incentive Awards. All of Executive’s equity awards with respect to shares of Class A common stock of Verisk (“Verisk Shares”) outstanding on the date hereof are listed on Exhibit C attached hereto (the “Equity Awards”). The Parties agree that, except as explicitly set forth in Exhibit B attached hereto, all Equity Awards that are unvested and outstanding as of immediately following the Separation Date shall be forfeited and canceled pursuant to their terms for no consideration as of immediately following the Separation Date. Executive agrees to comply with all other provisions of the award agreements granting the Equity Awards, including but not limited to any non-competition provisions. Executive shall continue to adhere to Verisk’s insider trading and clearance policy for a period of 12 months after the Separation Date for transactions involving Verisk securities in accordance with such policy. As Executive will be subject to Verisk’s insider trading and clearance policy as described herein, in the event Executive is unable to exercise his vested stock options due to an extended closed trading window that extends (on an uninterrupted basis) from the Separation Date to at least April 1, 2023, the CEO and General Counsel of Verisk shall consider that circumstance exceptional personal hardship under Section II.G.5 of Verisk’s Statement of Policy Concerning Trading Policies. As such, approval for Executive to exercise his vested stock options in that circumstance would be approved absent a written notice of good reason of disapproval, which shall be provided to Executive. Verisk shall use all due speed to approve any 10(b)(5)-1 plan or request to trade.

d. Other Benefits. Effective as of the Separation Date, Executive will no longer be an employee and thus not eligible to receive benefits under (i) Executive’s Change in Control Severance Agreement or (ii) the Verisk Analytics, Inc. Executive Officer Annual Incentive Plan (the “AIP”), provided that Executive shall be eligible for an annual bonus with respect to fiscal year 2022 (“FY 2022”) in accordance with Exhibit B but shall not be eligible for an annual bonus with respect to fiscal year 2023. Executive shall be promptly, and not later than the period required by Treasury Regulation Section 1.409A-3(i)(iv), following submission of proof of expense, reimbursed for reasonable legal fees incurred by Executive for the review of this Agreement, up to a maximum of $25,000. In addition, within 30 days following the Separation Date, Executive will receive payment for accrued but unused paid time off as of the Separation Date, which shall be capped at 13 days.

e. Indemnification; D&O Insurance. Following the Separation Date, Executive will remain entitled to coverage under Verisk’s D&O insurance policy maintained for Executive’s benefit in respect of his service to Verisk prior to the Separation Date at not less favorable a level than the coverage provided to employed senior executives in respect of the same period of service as Executive.

2. First Waiver and Release of Claims by Executive.

a. General Release by Executive. In exchange for and in consideration of certain payments, benefits, and other commitments described in this Agreement, and in addition to Executive’s other consideration expressed herein, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES the Released Parties (as defined below), jointly and severally, of and from all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive currently may have (“Claims”) with respect to Verisk, all of its current and former parents, subsidiaries, affiliates, divisions, partnerships, or joint ventures, and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (collectively, the “Released Parties”) that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with Verisk or the termination of such employment, or any circumstances related thereto up to the date of this Agreement. Claims may include, but are not limited to, claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all Claims Executive may have that arose prior to the date of this Agreement, and hereby specifically waives and releases all Claims under the following statutes, all as amended, and any and all state or local statutes, ordinances, or regulations, including without limitation all New Jersey laws, ordinances, and regulations, as well as all Claims arising under federal, state or local law, involving any tort, employment law, contract Claim, whether based upon an express or implied contract, or statutory claim, as well as any Claim under public policy or any other Claim of any nature, including the following:

i) Title VII of the Civil Rights Act of 1964;

ii) The Civil Rights Act of 1991;

iii) Sections 1981 through 1988 of Title 42 of the United States Code;

iv) The Employee Retirement Income Security Act of 1974 (“ERISA”);

v) The Immigration Reform and Control Act;

vi) The Americans with Disabilities Act of 1990;

vii) The Age Discrimination in Employment Act of 1967;

viii) The Workers Adjustment and Retraining Notification Act;

ix) The Occupational Safety and Health Act;

x) The Sarbanes-Oxley Act of 2002;

xi) The Fair Credit Reporting Act;

xii) The Fair Labor Standards Act;

xiii) The Family and Medical Leave Act;

xiv) The Equal Pay Act;

xv) The New Jersey Civil Rights Act;

xvi) The New Jersey Law Against Discrimination;

xvii) The New Jersey Family Leave Act;

xviii) The New Jersey Fair Credit Reporting Act;

xix) The New Jersey Paid Sick Leave Act;

xx) The New Jersey Smokers’ Rights Law:

xxi) The New Jersey Genetic Privacy Act;

xxii) The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim;

xxiii) The New Jersey Public Employees’ Occupational Safety and Health Act;

xxiv) New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

xxv) The New Jersey Minimum Wage Law;

xxvi) Equal Pay Law for New Jersey; or

xxvii) The New Jersey Conscientious Employee Protection Act.

b. It is the express intent of the Parties that Executive’s waiver and release under this release be as broad and applicable as legally permissible to all aspects of Executive’s relationship to Verisk including, but not limited to, Executive’s employment with Verisk and Executive’s separation therefrom. The above release does not waive Claims (i) under this Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Agreement, (v) regarding Executive’s rights to indemnification under Verisk’s by-laws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, (vi) rights in respect of Equity Awards that are vested on or immediately following the Separation Date, including Equity Awards that vest in the ordinary course of business based on Executive’s continued service up to and including the Separation Date, which shall be treated in accordance with the terms of the applicable Equity Awards, including with respect to exercisability of stock options for a period of 90 days following the Separation Date, and (vii) which cannot be released by private agreement. As of the date of this Agreement, Verisk acknowledges that its executive officers are unaware of any facts, events or circumstances that, separately or together, would make it reasonable to believe that Verisk has any outstanding claims against Executive. Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any Released Party involving any Claims. If any person seeks to join Executive in any proposed or certified class or collective action, Executive shall refrain from joining, will actively opt-out, and will affirmatively refuse to participate in any such action. In the event that any action involving a Claim is filed against any Released Party, Executive agrees that Verisk is entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof or any Claim that is otherwise excluded from this Agreement pursuant to Section 2.b hereof. While nothing in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any Released Party based on any Claim, Executive agrees not to seek or accept any resulting payment from any Released Party. Notwithstanding anything in this Agreement to the contrary, a Claim asserted, raised or filed by anyone other than Executive, without his foreknowledge or cooperation, for which he has agreed not to seek or accept any payment, should not render him subject to reimbursement of Verisk for legal fee reimbursement or claim of violation of this Agreement.

c. Protected Rights. The terms of this Section 2 are subject to Section 5.f hereof.

d. Non-Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the other Party of any liability or unlawful conduct of any kind.

e. Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to the claims released herein; and (ii) Executive has the legal right, power, authority and capacity to sign and deliver this Agreement.

3. No Claims Exist. Executive confirms that no Claim currently exists in any forum or form against any Released Party, and that Executive has no current intention to bring such any Claims. In the event that any such Claim is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees.

a. Executive also affirms that, except as otherwise provided in this Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

b. Executive further affirms that Executive has no known workplace injuries or occupational diseases.

c. Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Verisk or its directors or officers, including any allegations of corporate fraud. Both Parties acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

d. Executive affirms that all of Verisk’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

4. [Reserved]

5. Executive Covenants. Executive acknowledges that Verisk’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 5, and that Executive’s breach of the provisions of this Section 5 could materially damage Verisk.

a. Non-Competition. Executive covenants and agrees that, while employed by Verisk and for a period of twelve (12) months following the Separation Date, Executive shall not without Verisk’s prior written consent, directly or indirectly enter into any business relationship (either as principal, agent, board member, officer, consultant, employee, member, shareholder, or any other capacity) with any person, business or other entity, whether privately or publicly held, that competes with any material business activity conducted by Verisk.

b. Non-Solicitation. Executive covenants and agrees that, while employed by Verisk and for a period of twelve (12) months following the Separation Date, Executive shall not without Verisk’s prior written consent: (i) directly or indirectly solicit for employment, offer employment to, or employ or contract for the services of any person who was an employee of Verisk : (x) on the Separation Date, or (y) at any time within the one-year period prior to the Separation Date; or (ii) directly or indirectly, for himself or on behalf of any other, solicit from any person or entity who was a customer of Verisk at any time within the twelve (12) month period prior the Separation Date any business that is directly or indirectly competitive with the business of Verisk.

c. Confidential Information. Executive acknowledges that by virtue of his employment with Verisk, he has or may be exposed to or has had or may have access to confidential information of Verisk regarding its businesses which gives, or may give, Verisk an advantage in the marketplace against its competitors (hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when acquired or developed by Verisk, or which subsequently enters the public domain other than as a result of a breach of this Agreement or any other agreement or covenant). Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of Verisk, and, therefore, Executive agrees that during the term of his employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or agency, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of Verisk or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify Verisk of the same and cooperate with Verisk, at Verisk’s expense, to obtain appropriate protective orders in respect thereof. Executive agrees and represents that Executive has not disclosed, copied, disseminated, shared or transmitted any Proprietary Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Executive’s duties and responsibilities of employment with Verisk.

d. Non-Disparagement. Other than (i) as compelled by operation of law and/or (ii) before a court or arbitration panel set forth in Section 6.b or 6.c in order to enforce his rights under this Agreement, Executive agrees not to disparage Verisk or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services. For purposes of this Section 5.d, “disparage” shall mean any derogatory, defamatory, or negative statement, whether written (including through social media) or oral. Executive agrees and acknowledges that this non-disparagement provision is a material term of this Agreement and is subject to Section 5.f below. Verisk agrees to instruct its executive officers acting in their official capacities not to disparage Executive, subject to clauses (i) and (ii) of the first sentence of this Section 5.d.

e. Return of Property. Executive affirms that prior to the Separation Date, Executive shall return all of Verisk’s property, documents, and/or any confidential information (including any Proprietary Information) in Executive’s possession or control and that Executive’s successful return of such property, documents and/or confidential information is a condition precedent to Executive’s receipt of the consideration provided under this Agreement. Prior to the Separation Date, Executive will have cleared all expense accounts, repaid everything Executive owes to Verisk, paid all amounts Executive owes on Verisk-provided credit cards or accounts (such as mobile or smart phone accounts), and canceled or personally assumed any such credit cards or accounts. Notwithstanding the foregoing, Executive shall be permitted to retain his office artwork. In addition, Executive shall provide the following electronic equipment to Verisk to allow Verisk to delete all data, after which Executive shall be permitted to retain the hardware: (i) PC, (ii) monitor, (iii) docking station and (iv) cell phone. Executive shall return all property in accordance with this Section 5.e to Verisk’s Chief Legal Officer. If Executive wishes to retain any documents otherwise required to be returned to Verisk pursuant to this Section 5.e, Executive shall first return such documents for review by Verisk’s Chief Legal Officer who shall determine, in her discretion, whether to allow Executive to retain copies of any such documents.

f. Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Verisk. This Agreement does not limit Executive’s right to receive an incentive award for information provided to any government agencies. Furthermore, notwithstanding Executive’s confidentiality obligations set forth in this Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by Verisk for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Executive understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then Executive may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

g. Cooperation. Executive agrees that while employed and for a period of two (2) years following the Separation Date, neither Executive nor anyone acting on his behalf, shall, directly or indirectly, (i) attempt to facilitate (I) the acquisition of securities, assets or indebtedness of Verisk, (II) any tender offer or business combination involving Verisk or any of its respective assets, (III) any recapitalization, restructuring or other extraordinary transaction with respect to Verisk, or (IV) any solicitation of proxies or consents to vote any securities of Verisk; (ii) form or participate in any group (as defined in the securities laws) with respect to any of Verisk’s securities or act in concert with any person in respect of Verisk’s securities; (iii) otherwise act, alone or in concert with others, to seek control over the management, the Board of Directors of Verisk (the “Board”) or policies of Verisk, or seek a position on or to change the composition of the Board; (iv) enter into any discussions or arrangements with any third party regarding any of the above; or (v) request that Verisk amend or waive any of the above restrictions. Notwithstanding the foregoing, Verisk hereby agrees that this provision shall not apply to the following: (1) Executive’s acquisition of any security of Verisk pursuant to a Verisk compensation, incentive or benefit plan; (2) the purchase, sale or transfer in the ordinary course by Executive after the Separation Date of voting securities of Verisk, so long as, immediately after any such purchase, sale or transfer, Executive does not beneficially own more than an additional one percent (1%) of any outstanding class of voting securities or securities convertible into voting securities of Verisk; (3) the exercise by Executive of any voting rights available to Executive that are also available to Verisk stockholders generally, provided that Executive has not then either directly, indirectly, or as a member of a group, made, effected, initiated, solicited proxies on behalf of, or caused such transaction to occur or otherwise violated these provisions; and (4) any actions or transactions taken by a non-affiliated third-party with respect to mutual funds, private equity funds, index funds, RTFs, and similar passive investments maintained by such non-affiliated third party and for which Executive has invested in; provided that Executive has not then either directly, indirectly, or as a member of a group caused such action or transaction to occur, or any actions taken by Executive to invest in, sell or transfer such passive investments maintained by such non-affiliated third-parties. Executive further agrees that while employed and for a period of two (2) years following the Separation Date, Executive shall cooperate with Verisk in defending any audit, investigation or other proceeding against Verisk, which includes being reasonably available during business hours for interviews, depositions, testimony or other participation in Verisk’s defense. Cooperation shall be given during regular business hours at locations and times mutually agreed upon by Executive and Verisk, with due regard to Executive’s availability given his then applicable employment and other professional obligations, except with respect to mandated court appearances for which Executive will make himself available upon reasonable advance notice. Verisk will reimburse Executive for reasonable actual out-of-pocket expenses incurred by Executive in providing such cooperation, subject to the presentation of documentation of the same.

h. Construction. All references in this Section 5 to Verisk shall be deemed to refer to Verisk and its affiliates.

6. Governing Law and Interpretation; Dispute Resolution.

a. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and this Agreement cannot be modified to be enforceable, such illegal or unenforceable provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the First Release or Second Release language is ruled unenforceable for any reason (i) that is made upon the request or application therefor by Executive or his legal counsel or with Executive’s foreknowledge or cooperation and (ii) his or such other person’s subsequent filing of a Claim based thereon against one or more Releasee(s), Executive shall return to Verisk all the consideration paid hereunder, and, upon such repayment, this Agreement shall be terminated, with all obligations of both Executive and Verisk set out herein becoming null and void.

b. Any controversy or dispute between Verisk and Executive that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof (including pursuant to this Agreement and the Second Release), shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the Parties to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to ERISA, (ii) any claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof, or (iii) any claim by Verisk for injunctive relief. It is the Parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Section 6.b shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. The Parties agree that the fact of any dispute, the arbitration proceedings and any information exchanged by the Parties in connection with the arbitration shall be kept confidential and shall not be disclosed to third parties (other than to legal counsel and other advisors or witnesses as necessary in connection with the arbitration). The arbitration shall take place before a single neutral arbitrator before the American Arbitration

Association (“AAA”) in New York City, New York, and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The Parties agree that the arbitrator shall issue a written decision on the merits. The Parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Verisk will pay any arbitrator or administrative fees or other costs unique to the arbitration procedure (in each case, to the extent required by applicable law), except that Executive shall pay any filing fees associated with any arbitration Executive initiates (up to the amount that Executive would be required to pay if Executive initiated the claim in state court), and all other fees and costs of the arbitration (excluding, for clarity, fees for legal counsel and other advisors or witnesses, which shall be borne by the respective Parties) shall be shared evenly between Verisk and Executive.

c. Notwithstanding the provisions of Section 6.b, and in addition to its right to submit any dispute or controversy to arbitration, Verisk may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in New Jersey, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Executive Covenants set forth in Section 5 and any other restrictive covenants to which Executive is subject, or to enforce an arbitration award, and, for the purposes of this Section 6.c, Executive expressly consents to the jurisdiction of such court to any such action or proceeding without jury, and the Parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.

7. Amendment. This Agreement may not be modified, altered or changed except upon the express written, signed consent of both Parties. Any such modification, alteration, change or amendment must specifically reference this Agreement.

8. Breach. Executive acknowledges that if Executive breaches the provisions of Section 5 of this Agreement, Verisk will suffer irreparable harm and, therefore, in the event of a breach or threatened breach of Section 5 of this Agreement, Verisk shall be entitled to seek and obtain equitable relief by a court of competent jurisdiction pursuant to Section 6.c, including a preliminary and permanent injunction, without the need to post a bond or provide any other security, to stop Executive from harming Verisk. Verisk will also be entitled to all other remedies available to it by law.

9. Tax Withholding; Right of Offset. Verisk may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal authorized deductions made with respect to Verisk’s employees generally, and (c) any advances made to Executive and owed to Verisk.

10. Voluntary Acceptance. Executive hereby declares Executive has read this Agreement and that, at all times in the negotiation, review and acceptance of this Agreement and Executive has had adequate time to discuss this Agreement with Executive’s personal attorney, if Executive chooses to do so. Executive fully understands and appreciates the meaning of this Agreement and Executive has executed the same of Executive’s own free will and accord, which was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform Executive in any way.

11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Verisk and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns. This Agreement is specific to Executive and may not be assigned by Executive.

12. Entire Agreement. This Agreement, which includes as essential components of this Agreement its Exhibit A, B, and C, sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except for the obligations of Executive pursuant to the employee covenants agreed to by Executive which shall remain in effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.

13. Severability. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

14. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against Executive or Verisk.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.

16. No Assignment of Claims. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim involving Verisk, or any portion thereof or interest therein.

17. Nonwaiver. No failure or neglect of any Party in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by a Party must be contained in a written instrument signed by the Party to be charged.

18. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with Verisk, or to Verisk’s principal office. In the event that a Party becomes aware of a default by the other Party in respect of its obligations pursuant this Agreement, it shall, promptly upon learning of the alleged default, provide a notice of default to the allegedly defaulting Party, provided that, consistent with Section 17, any such delay or failure to provide a notice of default shall not constitute a waiver. A courtesy copy of any and all notices of default transmitted to Executive will be transmitted simultaneously to his legal counsel by email to Sklover@ExecutiveLaw.com (or to such other email address as Executive shall specify to Verisk in writing).

19. Certain Acknowledgements by Executive. Executive acknowledges that: (1) Executive carefully read this Agreement; (2) Executive fully understands it; (3) Executive is entering into it voluntarily; (4) Executive is receiving valuable consideration in exchange for Executive execution of this Agreement that Executive would not otherwise be entitled to receive; and (5) Verisk, by this writing, encouraged Executive to discuss this Agreement with Executive’s attorney (at Executive’s own expense) before signing it, and that Executive did so to the extent Executive deemed appropriate. Executive further acknowledges and agrees that all Equity Awards and other amounts paid to Executive hereunder or otherwise by Verisk shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback policy Verisk is required to adopt pursuant to the listing standards of any national securities exchange or association on which Verisk’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or other applicable law. In addition, Executive acknowledges and agrees that all compensation previously paid to Executive remains subject to Verisk’s clawback policy as in effect on the date hereof, or as may be amended in accordance with Section 12.5 of the Verisk Analytics, Inc. 2021 Equity Incentive Plan.

20. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are in compliance with or exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to Verisk’s reimbursement policies). Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. Executive acknowledges and agrees that Executive has obtained no advice from Verisk, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement.

21. Authority of Corporate Signatory. The person executing this Agreement on behalf of Verisk represents her or his authority to legally bind Verisk to the terms and provisions of this Agreement.

IN WITNESS WHEREOF, Executive and Verisk have entered into and executed this Agreement.

EXECUTIVE:

/s/ Mark V. Anquillare
Executive

Date: December 23, 2022

VERISK ANALYTICS, INC.

By:	/s/ Kathlyn Card Beckles
Name: Kathlyn Card Beckles
Title: Executive VP and Chief Legal Officer

Date: December 23, 2022

EXHIBIT A

Release of Claims

THIS RELEASE OF CLAIMS (this “Release”) is made on and effective as of [MONTH] __, 2022 by Mark Anquillare (“Executive”) and Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686 (“Verisk”), in connection with the Separation Agreement entered into by and between Executive and Verisk dated as of [MONTH] __, 2022 (the “Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Agreement shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the Agreement contemplates a Second Release by Executive with such Second Release being a material inducement to Verisk in entering into the Agreement; and

WHEREAS, Executive is executing and delivering to Verisk this Release in order to meet the obligation to provide such Second Release;

THEREFORE, in consideration of the acts, payments, promises and mutual agreements described in the Agreement, Executive agrees as follows:

1. Waiver and Release of Claims by Executive.

(a) General Release by Executive. In exchange for and in consideration of certain payments, benefits, and other commitments described in the Agreement, and in addition to Executive’s other consideration expressed therein, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators, and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES the Released Parties (as defined below), jointly and severally, of and from all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive currently may have (“Claims”) with respect to Verisk, all of its current and former parents, subsidiaries, affiliates, divisions, partnerships, or joint ventures, and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (collectively, the “Released Parties”) that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with Verisk or the termination of such employment, or any circumstances related thereto. Claims may include, but are not limited to, Claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all Claims Executive may have that arose prior to the date of this Release, and hereby specifically waives and releases all Claims under the following statutes set forth below, all as amended, and any and all state or local statutes, ordinances, or regulations, including without limitation all New Jersey laws, ordinances, and regulations, as well as all Claims arising under federal, state or local law, involving any tort, employment law, contract Claim, whether based upon an express or implied contract, or statutory Claim, as well as any Claim under public policy or any other Claim of any nature. Without limiting the generality of the foregoing, Executive acknowledges that Executive knowingly and voluntarily waives and releases any and all Claims under the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment, as well as all Claims under the following:

(i)	Title VII of the Civil Rights Act of 1964;

(ii)	The Civil Rights Act of 1991;

(iii)	Sections 1981 through 1988 of Title 42 of the United States Code;

(iv)	The Employee Retirement Income Security Act of 1974 (“ERISA”);

(v)	The Immigration Reform and Control Act;

(vi)	The Americans with Disabilities Act of 1990;

(vii)	The Workers Adjustment and Retraining Notification Act;

(viii)	The Occupational Safety and Health Act;

(ix)	The Sarbanes-Oxley Act of 2002;

(x)	The Fair Credit Reporting Act;

(xi)	The Fair Labor Standards Act;

(xii)	The Family and Medical Leave Act;

(xiii)	The Equal Pay Act;

(xiv)	The New Jersey Civil Rights Act;

(xv)	The New Jersey Law Against Discrimination;

(xvi)	The New Jersey Family Leave Act;

(xvii)	The New Jersey Fair Credit Reporting Act;

(xviii)	The New Jersey Paid Sick Leave Act;

(xix)	The New Jersey Smokers’ Rights Law:

(xx)	The New Jersey Genetic Privacy Act;

(xxi)	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim;

(xxii)	The New Jersey Public Employees’ Occupational Safety and Health Act;

(xxiii)	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

(xxiv)	The New Jersey Minimum Wage Law;

(xxv)	Equal Pay Law for New Jersey; or

(xxvi)	The New Jersey Conscientious Employee Protection Act.

(b) It is the express intent of the Parties that Executive’s waiver and release under this Release be as broad and applicable as legally permissible to all aspects of Executive’s relationship to Verisk including, but not limited to, Executive’s employment with Verisk and Executive’s separation therefrom. The above release does not waive Claims (i) under the Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Release, (v) regarding Executive’s rights to indemnification under Verisk’s by-laws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, (vi) rights in respect of Equity Awards that are vested on or immediately following the Separation Date, including Equity Awards that vest in the ordinary course of business based on Executive’s continued service up to and including the Separation Date, which shall be treated in accordance with the terms of the applicable Equity Awards, including with respect to exercisability of stock options for a period of 90 days following the Separation Date, and (vii) which cannot be released by private agreement. As Executive will be subject to Verisk’s insider trading and clearance policy as described herein, in the event Executive is unable to exercise his vested stock options due to an extended closed trading window that extends (on an uninterrupted basis) from the Separation Date to at least April 1, 2023, the CEO and General Counsel of Verisk shall consider that circumstance exceptional personal hardship under Section II.G.5 of Verisk’s Statement of Policy Concerning Trading Policies. As such, approval for Executive to exercise his vested stock options in that circumstance would not be unreasonably withheld.

(c) Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any Released Party involving any Claims. If any person seeks to join Executive in any proposed or certified class or collective action, Executive shall refrain from joining, will actively opt-out, and will affirmatively refuse to participate in any such action. In the event that any action involving a Claim is filed against any Released Party, Executive agrees that Verisk is entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Release or the Agreement and enforcement thereof or any Claim that is otherwise excluded from this Release pursuant to Section 1(b) hereof. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any Released Party based on any Claim released in the Agreement or this Release, Executive agrees not to seek or accept any resulting payment from any Released Party.

(d) Protected Rights. Notwithstanding the foregoing or any other provision of this Release, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Verisk. This Release does not limit Executive’s right to receive an incentive award for information provided to any government agencies. Furthermore, notwithstanding the foregoing or any other provision of this Release, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by Verisk for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Executive understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then Executive may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

2. No Claims Exist. Executive confirms that no Claim currently exists in any forum or form against any Released Party, and that Executive has no current intention to bring such any Claims. In the event that any such Claim is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees.

(a) Executive also affirms that, except as otherwise provided in the Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(b) Executive further affirms that Executive has no known workplace injuries or occupational diseases.

(c) Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Verisk or its directors or officers, including any allegations of corporate fraud. Both Parties acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

(d) Executive affirms that all of Verisk’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

3. Consideration Period. Executive acknowledges that Executive has been given a period of twenty-one (21) days to consider whether to agree to this Release, and that Executive has been advised to consult with an attorney prior to executing this Release. Further, Executive understands that this Release specifically releases and waives all rights and claims that Executive may have under the ADEA through the date on which Executive signs this Release. By signing this Release, Executive agrees to all of the terms of this Release and intends to be legally bound thereby. Notwithstanding the foregoing, nothing in this Release shall prohibit or restrict Executive from challenging the knowing and voluntary nature of Executive’s release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act.

4. Revocation. Executive may revoke this Release for a period of seven (7) days following the day Executive executes this Release. Any revocation within this period must be submitted, in writing or by email, to Verisk’s Chief Human Resources Officer with a copy to Verisk’s Chief Legal Officer at email addresses to be provided to Executive separately, and state, “I hereby revoke my acceptance of the Release.” The revocation must be personally delivered to said individual or his/her designee, or mailed to said individual at the above address and post-marked within seven (7) days of execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. (If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday).

5. Non-Admission of Wrongdoing. The Parties agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the other Party of any liability or unlawful conduct of any kind.

6. Certain Representations and Acknowledgements of Executive. Executive represents and warrants that: (a) Executive is the sole and lawful owner of all rights, titles and interests in and to the claims released herein; and (b) Executive has the legal right, power, authority and capacity to sign and deliver this Release. Executive further acknowledges that: (1) Executive took advantage of the time Executive was given to consider this Release before signing it; (2) Executive carefully read this Release; (3) Executive fully understands it; (4) Executive is entering into it voluntarily; (5) Executive is receiving valuable consideration in exchange for Executive execution of this Release that Executive would not otherwise be entitled to receive; (6) Verisk, by this writing, encouraged Executive to discuss this Release with Executive’s attorney (at Executive’s own expense) before signing it, and that Executive did so to the extent Executive deemed appropriate; and (7) any changes made to this Release, whether material or immaterial, will not restart the 21 day consideration period.

7. Applicability of Provisions from the Agreement. The Parties agree that Sections 6 (Governing Law and Interpretation), 7 (Amendment), 10 (Voluntary Acceptance), 11 (Binding Effect), 12 (Entire Agreement), 13 (Severability), 14 (Construction), 15 (Counterparts), 16 (No Assignment of Claims), and 17 (Nonwaiver) of the Agreement apply to this Release.

EXECUTIVE HAS READ THE FOREGOING RELEASE. EXECUTIVE FULLY UNDERSTANDS THE TERMS OF THIS RELEASE AND THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY EXECUTING IT, AND EXECUTIVE HAS VOLUNTARILY EXECUTED THIS RELEASE ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY EXECUTIVE’S ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:
EXECUTIVE

EXHIBIT B

Severance Payments and Benefits

Type of Payment/Benefit	Form of Payment/Benefit	Timing of Payment/Benefit
Cash Severance	18 months of Executive’s current base salary and 1.5 times Executive’s annual cash award pursuant to the AIP for FY 2022 at target level ($2,305,000)	The first payroll after the expiration of the seven-day revocation period for the Second Release

FY 2022 Bonus	Full FY 2022 annual cash award pursuant to the AIP at target level ($854,000)	The first payroll after the expiration of the seven-day revocation period for the Second Release

Equity Award (Stock Options)	In lieu of prorated accelerated vesting (though the Separation Date) of 10/12th of the 25% tranche of the stock options granted on April 1, 2019, an amount in cash equal to the closing price of Verisk Stock on January 13, 2023 (the next trading day preceding the Separation Date), minus the option exercise price per Verisk Share of $134.24, multiplied by 4,992 Verisk Shares	The first payroll after the expiration of the seven-day revocation period for the Second Release

Equity Award (Restricted Shares)

(1) In lieu of prorated accelerated vesting (though the Separation Date) of 10/12th of the 25% tranche of the restricted shares granted on April 1, 2019, an amount in cash equal to the closing price of Verisk Stock on January 13, 2023 (the next trading day preceding the Separation Date), multiplied by 893 Verisk Shares

(2) Full accelerated vesting of 16,726 restricted shares granted on March 1, 2022

(1) The first payroll after the expiration of the seven-day revocation period for the Second Release (2) Such restricted shares will vest on the Separation Date

Equity Award (Performance Share Units (“PSUs”))

(1) In lieu of prorated accelerated vesting at the target level (though the Separation Date) of the Relative TSR PSUs granted on January 15, 2021, an amount in cash equal to the closing price of Verisk Stock on January 13, 2023 (the next trading day preceding the Separation Date), multiplied by 4,233 Verisk Shares, plus the amount of the dividend equivalent assuming reinvestment in shares pursuant to the applicable PSU award agreement

(2) In lieu of prorated accelerated vesting at the target level (though the Separation Date) of the Relative TSR PSUs granted on January 15, 2022, an amount in cash equal to the closing price of Verisk Stock on January 13, 2023 (the next trading day preceding the Separation Date), multiplied by 1,915 Verisk Shares, plus the amount of the dividend equivalent assuming reinvestment in shares pursuant to the applicable PSU award agreement

(3) In lieu of prorated accelerated vesting at the target level (though the Separation Date) of incremental ROIC PSUs granted on January 15, 2022, an amount in cash equal to the closing price of Verisk Stock on January 13, 2023 (the next trading day preceding the Separation Date), multiplied by 980 Verisk Shares, plus the amount of the dividend equivalent assuming reinvestment in shares pursuant to the applicable PSU award agreement

The first payroll after the expiration of the seven-day revocation period for the Second Release

Cash Payment for Outplacement Assistance	A one-time, lump sum payment of $50,000, less any lawful deductions and withholdings, representing the value of outplacement services	The first payroll after the expiration of the seven-day revocation period for the Second Release

Health Insurance Continuation	Subject to: (i) Executive’s timely election of continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an active employee of Verisk, continued payment by Verisk of Executive’s health insurance coverage during the eighteen (18) month period following the Separation Date to the same extent that Verisk paid for such coverage immediately prior to the Separation Date, subject to the eligibility requirements and other terms and conditions of such insurance coverage	Coverage to be provided during the eighteen (18) month period following the Separation Date (or lesser period of COBRA eligibility)

EXHIBIT C

Outstanding Equity Awards

Award Type	Grant Date	# of Shares Underlying Award		# of Vested Shares Immediately Following the Separation Date[1]		# of Unvested Shares as of Immediately Following the Separation Date
Stock Options	1/15/2022	12,757		3,189		9,568
Stock Options	1/15/2021	18,334		9,167		9,167
Stock Options	1/15/2020	23,687		17,765		5,922
Stock Options	04/01/2019	23,959		17,969		5,990
Stock Options	04/01/2018	24,953		24,953		—
Stock Options	04/01/2017	64,518		64,518		—
Stock Options	04/01/2016	52,153		52,153		—
Stock Options	04/01/2015	59,097		59,097		—
Stock Options	04/01/2014	61,027		61,027		—
Restricted Shares	03/01/2022	16,726		16,726	[2]	—
Restricted Shares	1/15/2022	2,715		678	[2]	2,037
Restricted Shares	1/15/2021	3,369		842	[2]	1,685
Restricted Shares	1/15/2020	3,805		951	[2]	952
Restricted Shares	04/01/2019	4,283		N/A		1,071
Performance-based RSUs (TSR)	01/15/2022	5,304	[3]	N/A		5,304
Performance-based RSUs (ROIC)	01/15/2022	2,715	[3]	N/A		2,715
Performance-based RSUs (TSR)	01/15/2021	6,096	[3]	N/A		6,096
Performance-based RSUs (TSR)	01/15/2020	6,259	[3]	TBD	[4]	—

[1]	Assumes no exercises of vested options between the date of this Agreement and the Separation Date.
[2]	Vested restricted shares to be issued in the form of unrestricted shares.
[3]	Plus the dividend equivalent amounts assuming reinvestment in shares pursuant to the applicable PSU award agreement.
[4]

The amount of vested shares to be calculated based on the achievement of the performance level and corresponding multiplier of Target amount for the January 1, 2020 to December 31, 2022 performance period pursuant to the applicable PSU award agreement. Settlement of such PSU award will be made in the ordinary course of business consistent with past practice.